FOR IMMEDIATE RELEASE

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CV Therapeutics, Inc.

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RANOLAZINE SHORTENS QT INTERVAL AND IMPROVES CARDIAC RELAXATION IN STUDY OF PATIENTS WITH GENETIC SODIUM CHANNEL DISORDER

--Clinical evidence for unique Ranexa® mechanism of action--

CHICAGO, March 31, 2008 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that ranolazine significantly (p<0.001) shortened the QT interval of patients with a hereditary form of long QT syndrome called LQT3, which is caused by a genetic mutation in the late sodium channel and can be associated with heart rhythm problems, including sudden death. Ranolazine also shortened cardiac relaxation time in the study.

The data were presented today at the American College of Cardiology 57th Annual Scientific Session in Chicago by Arthur Moss, MD, professor of medicine (cardiology) and director of the heart research follow-up program at the University of Rochester Medical School.

"Since individuals with LQT3 syndrome have a defect in the specific sodium channel where ranolazine has its activity, it makes sense that we are seeing ranolazine shorten the QT interval and improve cardiac relaxation in these patients," Moss said.

Five patients with LQT3 syndrome were prospectively investigated during an eight hour intravenous infusion of ranolazine, with ECG and ECHO evaluation before, during and after ranolazine administration.

In December 2007, the U.S. Food and Drug Administration approved new language for the product labeling for Ranexa® (ranolazine extended-release tablets) which describes the ability of ranolazine to inhibit the late sodium current at therapeutic levels.

Published data on ranolazine's mechanism of action suggests that during ischemic episodes excess sodium can flow into cardiac cells through sodium channels. This excess sodium can lead to calcium overload, which in turn can lead to impaired relaxation of the heart. Late sodium current inhibition has been shown to improve mechanical and electrical dysfunctions of cardiac cells under these circumstances.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.